Exhibit 16.1

June 14, 2019

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Papa John’s International, Inc. (the “Company”) and, under the date of March 8, 2019, except for the restatement as to the effectiveness of internal control over financial reporting for the material weaknesses related to variable interest entity and consolidation matters, as to which the date is May 7, 2019, we reported on the consolidated financial statements of the Company and subsidiaries as of and for the year ended December 30, 2018 and the effectiveness of internal control over financial reporting as of December 30, 2018. On June 10, 2019, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated June 14, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements included under Item 4.01(b) Engagement of Independent Registered Public Accounting Firm.

Very truly yours,

/s/ KPMG LLP